Exhibit 99.1

CONSOL Energy Announces Results for the Second Quarter 2022

and Initiates Enhanced Shareholder Return Program

CANONSBURG, PA (August 4, 2022) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended June 30, 2022.

Second Quarter 2022 Highlights Include:

•	GAAP net income of $126.3 million;
•	Quarterly adjusted EBITDA[1] of $216.3 million;
•	Initiates enhanced shareholder return program to become effective in 3Q22, initially targeting approximately 35% of free cash flow while continuing to reduce debt at an accelerated pace;
•	Announces a special dividend of $1.00/share, based on strong 2Q22 results, payable on August 24, 2022;
•	Itmann low-vol metallurgical coal project start-up now expected in 3Q22;
•	Net cash provided by operating activities of $198.4 million;
•	Quarterly free cash flow[1] of $159.9 million;
•	Coal shipments improve to 6.2 million tons;
•	Total coal revenue of $532.7 million;
•	Average realized coal revenue per ton sold[1] of $72.18 at the Pennsylvania Mining Complex (PAMC);
•	2023 contracted position improved to 19.6 million tons;
•	Cash and cash equivalents of $261.6 million plus $51.1 million in restricted cash as of June 30, 2022;
•	Debt repayments of $115.9 million during 2Q22, including $75.0 million of Term Loan B and $35.0 million to retire Term Loan A; and
•	Net leverage ratio[1] drops to 0.5x as of June 30, 2022.

Management Comments

“CEIX achieved a very strong performance during the second quarter of 2022, on multiple fronts. We shipped 6.2 million tons from the Pennsylvania Mining Complex at a net realization above $72/ton, generated $160 million in free cash flow1 and made debt repayments of $116 million. Despite the significant debt reduction, we increased our unrestricted cash position by nearly $40 million in the quarter. Additionally, we completed the refinancing of our revolving credit facility and accounts receivable securitization facility in July. We successfully secured revolver commitments of $260 million, 65% of the current $400 million capacity, with a July 2026 maturity. In the meantime, we will still have full access to the $400 million revolver through March 2023. We continued to take advantage of the ongoing strength in the coal markets and layered in additional contract tons for 2023 and beyond. Our Itmann preparation plant made significant strides during the second quarter, and we now expect start-up to occur during 3Q22. Finally, we are pleased to announce our enhanced shareholder return program, which will become effective in the third quarter of 2022, and initially return approximately 35% of free cash flow generation to our shareholders via dividends and/or share repurchases, while we continue to retire our outstanding debt. To jump start the program, we announced this morning that we will pay a $1.00/share special dividend on August 24, 2022.”

“On the safety front, our Itmann Project, Bailey Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents during the second quarter of 2022. Our 2Q22 total recordable incident rate at the PAMC continued to track significantly below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our sales team sold 6.2 million tons of PAMC coal during the second quarter of 2022, generating coal revenue of $518.9 million for the PAMC segment. After adjusting for the effect of settlements on commodity risk derivative instruments, the PAMC generated an average realized coal revenue per ton sold1 of $72.18. This compares to 5.9 million tons sold at an average realized coal revenue per ton sold1 of $44.02 in the year-ago period. The significant improvement in the average realized coal revenue per ton sold1 was due to continued strong demand for our product and substantial improvements in the coal, natural gas, and electric power markets compared to the prior-year quarter.

On the domestic front, the commodity markets continued a strong upward trend during the second quarter of 2022 compared to the prior year. Henry Hub natural gas spot prices averaged $7.50/mmBtu in 2Q22, a 154% increase compared to the prior-year period. PJM West day-ahead power prices averaged $77.27/MWh in the quarter, an improvement of 170% compared to 2Q21. Despite the ongoing strength in domestic demand and commodity pricing, supply tightness has remained a consistent theme. The U.S. Energy Information Administration (EIA) highlights in its latest Short-Term Energy Outlook that increased economic activity post-COVID-19 shutdowns, coupled with higher natural gas prices, led to increased demand for coal-fired power generation in 2021 compared with 2020. However, despite even higher natural gas prices in 2022, coal production constraints and transportation issues due to railroad labor shortages have led to coal generators conserving coal stockpiles in order to meet peak electricity demand this summer. Even with such conservation efforts, the EIA estimates that coal stockpiles at domestic power plants will decline to 77 million tons, 18% lower than year-end 2021. The majority of our domestic customer stockpiles remain below target levels for this time of year. Additionally, due to grid reliability concerns and delayed renewable build-outs, domestic coal-fired electricity generation unit retirements are being postponed. IHS McCloskey estimates that approximately 12 GW of coal-fired generation has announced retirement delays.

On the export front, seaborne thermal coal markets remained volatile but robust in the second quarter of 2022, as API2 prices continued to rise, averaging $338/ton in 2Q22 compared to $234/ton in 1Q22 and $90/ton in 2Q21. In a similar trend, global LNG prices remained elevated with the Asian prompt-month spot market benchmark price (JKM) averaging $27.31/mmBtu in 2Q22, a 184% increase compared to the prior-year period. Despite the ongoing strength in the energy markets, the lack of coal supply response continues to be a major contributor to the continued tightness in the coal markets. IHS McCloskey estimates that Europe will import 103.5 million metric tonnes of thermal coal in 2022, an 18 million metric tonne increase from its estimate in February of this year before the Russia-Ukraine conflict began. Additionally, IHS McCloskey expects 2023 European thermal coal imports to increase further to 114 million metric tonnes, which would be the most coal going to Europe since 2018. Further adding to the tightness in the coal markets, Europe, Australia and Japan are all bringing back coal-fired electricity generating units due to grid reliability concerns in the face of a potential loss of Russian gas. However, with the recent downsizing and lack of investment in coal supply and transportation, there are doubts about the industry’s ability to ramp up production.

During 2Q22, we strengthened our forward contract book at the PAMC, securing an additional 7.6 million tons through 2025. As such, we remain near fully-contracted for 2022 and have increased our 2023 sold position to 19.6 million tons.

Operations Summary

During the second quarter of 2022, we had a strong operating performance at the PAMC despite multiple longwall moves and intermittent railroad delays. However, our transportation partners are continuing to work through these issues and improve their staffing levels. The PAMC produced 6.2 million tons in 2Q22, compared to 5.9 million tons in the year-ago quarter.

CEIX's total costs and expenses during the second quarter of 2022 were $395.1 million, compared to $291.9 million in the year-ago quarter, and CEIX’s total coal revenue during the second quarter of 2022 was $532.7 million, compared to $259.8 million in the year-ago quarter. Including the effects of settlements of commodity derivative instruments at a loss of $73.9 million, total realized coal revenue1 in 2Q22 was $458.8 million. The significant improvement in total realized coal revenue1 was mainly driven by a $28.16 improvement in average realized coal revenue per ton sold1 at the Pennsylvania Mining Complex, as coal prices were stronger during the quarter compared to the prior-year period. Average cash cost of coal sold per ton1 at the PAMC for the second quarter of 2022 was $34.81, compared to $28.02 in the year-ago quarter. The significant increase was due to ongoing inflationary pressures, the premature termination of a fixed power contract as a result of a supplier bankruptcy and some unplanned repair and maintenance costs. Additionally, our cost was also impacted by the ongoing development work associated with the fifth longwall at the PAMC, which we expect to be operational in late 2022.

		Three Months Ended		Six Months Ended
		June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Total Coal Revenue	thousands	$532,692	$259,832	$1,009,060	$545,367
Settlements of Commodity Derivatives	thousands	$(73,923)	$—	$(160,175)	$—
Total Realized Coal Revenue[1]	thousands	$458,769	$259,832	$848,885	$545,367
Total Costs and Expenses	thousands	$395,105	$291,880	$761,606	$602,442
Total Cash Cost of Coal Sold[1]	thousands	$214,151	$164,196	$409,253	$331,062
Coal Production	million tons	6.2	5.9	12.6	12.9
Coal Sales	million tons	6.2	5.9	12.7	12.7
Average Realized Coal Revenue per Ton Sold[1]	per ton	$72.18	$44.02	$65.73	$42.60
Average Cash Cost of Coal Sold per Ton[1]	per ton	$34.81	$28.02	$32.30	$26.09
Average Cash Margin per Ton Sold[1]	per ton	$37.37	$16.00	$33.43	$16.51

CONSOL Marine Terminal Review

For the second quarter of 2022, throughput volumes at the CMT were 3.8 million tons, consistent with the year-ago period. Terminal revenues and CMT total costs and expenses were $21.8 million and $10.3 million, respectively, compared to $17.4 million and $9.5 million, respectively, during the year-ago period. Terminal revenue was significantly improved in 2Q22 compared to 2Q21 due to a substantially higher throughput rate per ton driven by increased export demand and commodity pricing strength. For the second consecutive quarter, CMT achieved the highest terminal revenue in its history. CMT operating cash costs1 were $5.7 million in 2Q22, compared to $5.3 million in 2Q21. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $12.4 million and $15.1 million, respectively, in the second quarter of 2022 compared to $8.2 million and $11.0 million, respectively, in the year-ago period.

Itmann Update

Our Itmann project made significant strides in its final stages of development during the second quarter of 2022. As such, we are excited to report that both the preparation plant start-up and production scale-up are on schedule and expected to be achieved in the third quarter of 2022.

•	As of June 30, 2022, relocation and construction of the Itmann preparation plant was approximately 80% complete and is on schedule for completion in 3Q22.
•	The main Itmann plant structure has been fully erected, and the majority of the plant equipment was installed during 2Q22.
•	The new unit train rail siding and mainline rail construction activities are nearly complete, and the conversion of the new mainline track is expected to occur in early August.
•	The mine produced 34,632 tons of low-vol metallurgical coal and sold 51,235 tons in 2Q22, primarily into the export market through CMT.
•	We continue to grow staffing levels consistent with our production ramp-up plan for 2022 and anticipate being staffed for full production by the end of 3Q22, in conjunction with the start-up of the preparation plant.

Shareholder Returns and Increasing Repurchase Authorization

Today, CEIX announced a special dividend of $1.00/share based on the strong free cash flow generated in the second quarter of 2022, for an aggregate amount of approximately $35.0 million, payable on August 24, 2022 to all shareholders of record as of August 16, 2022. Moving forward, CEIX announced an enhanced shareholder return program, which will become effective in the third quarter of 2022, that will, subject to the discretion of the board of directors, return approximately 35% of quarterly free cash flow in the form of dividends and/or share repurchases.

CEIX expects to continue to aggressively reduce its outstanding gross debt by allocating the majority of its remaining free cash flow toward debt repayment with the goal of achieving a targeted gross debt level of approximately $300 million. Once this goal is achieved, CEIX expects to further increase the free cash flow allocation to its shareholder return program.

In conjunction with the enhanced shareholder return program, CEIX’s Board of Directors has increased its previously authorized repurchase program to an aggregate amount of up to $600 million from $320 million, while extending the duration of the program by two years to December 31, 2024. With this approval, CEIX now has approximately $381 million of availability to repurchase its Senior Secured Second Lien Notes and shares of CEIX common stock.

Refinancing Update

During July 2022, CEIX amended and extended its revolving credit facility and accounts receivable securitization facility, extending the maturities by 4 years and 3 years, respectively. With respect to the revolver, CEIX was successful in securing new commitments in the amount of $260 million, which includes more than $100 million of new lenders to the facility and nearly $40 million of increased commitments from extending lenders. In conjunction with the non-extending lenders, CEIX will maintain full access to its current $400 million revolving credit facility until its maturity at the end of 1Q23. At that point, the facility will drop to $260 million and continue until July 2026. The accounts receivable securitization facility maintains a capacity of $100 million and is extended until July 2025. CEIX was also successful in making some modifications to the borrowing base calculations to achieve higher utilization of the facility.

Debt Repurchases Update

During the second quarter of 2022, we continued to execute on our stated goal of reducing our total debt levels and made repayments of $75.0 million, $35.0 million, and $5.9 million on our Term Loan B, Term Loan A and equipment financed debt, respectively. In conjunction with the revolver refinancing, the Term Loan A payment of $35.0 million fully retired the loan approximately nine months ahead of its maturity. This brings our total debt repayments and repurchases in the quarter to $115.9 million. Year-to-date through June 30, 2022, we have made total debt repayments and repurchases of $154.4 million (excluding the premium paid on the second lien notes).

2022 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2022:

•	2022 targeted PAMC coal sales volume of 24.0-25.0 million tons
•	PAMC average realized coal revenue per ton sold[2] expectation of $64.00-$67.00
•	PAMC average cash cost of coal sold per ton[2] expectation of $32.00-$34.00
•	Capital expenditures (including Itmann development): $160-$185 million
•	Expect to produce between 0.3 and 0.5 million tons of coal at the Itmann Mine

Second Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the second quarter 2022 financial and operational results, is scheduled for August 4, 2022 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended June 30, 2022 on August 4, 2022. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Total Realized Coal Revenue”, "Total Cash Cost of Coal Sold" and "Net Income Adjusted for the Effect of Unrealized Mark-to-Market Losses on Commodity Derivative Instruments" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~612 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Erica Fisher, (724) 416-8292

ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three months ended June 30, 2022 and 2021 (in thousands):

	Three Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$126,291	$4,172
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	57,880	52,199
Other Non-Cash Adjustments to Net Income	(3,697)	12,605
Changes in Working Capital	17,877	25,633
Net Cash Provided by Operating Activities	198,351	94,609
Cash Flows from Investing Activities:
Capital Expenditures	(39,418)	(43,655)
Proceeds from Sales of Assets	940	3,430
Other Investing Activity	(154)	—
Net Cash Used in Investing Activities	(38,632)	(40,225)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(115,946)	(20,428)
Proceeds from Long-Term Debt	—	75,000
Other Financing Activities	(122)	(230)
Net Cash (Used in) Provided by Financing Activities	(116,068)	54,342
Net Increase in Cash and Cash Equivalents and Restricted Cash	43,651	108,726
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	269,008	91,477
Cash and Cash Equivalents and Restricted Cash at End of Period	$312,659	$200,203

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as general and administrative costs, freight expenses, (loss) gain on debt extinguishment, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

The following table presents a reconciliation for the PAMC segment of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total Costs and Expenses	$395,105	$291,880	$761,606	$602,442
Less: Freight Expense	(50,411)	(26,010)	(88,800)	(53,023)
Less: General and Administrative Costs	(27,364)	(22,486)	(64,513)	(46,026)
Less: (Loss) Gain on Debt Extinguishment	(1,565)	106	(3,687)	789
Less: Interest Expense, net	(13,121)	(16,187)	(27,473)	(31,448)
Less: Other Costs (Non-Production and non-PAMC)	(30,613)	(10,908)	(54,046)	(29,576)
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(11,310)	(5,034)	(19,178)	(12,918)
Cost of Coal Sold	$260,721	$211,361	$503,909	$430,240
Less: Depreciation, Depletion and Amortization (Production)	(46,570)	(47,165)	(94,656)	(99,178)
Cash Cost of Coal Sold	$214,151	$164,196	$409,253	$331,062
Total Tons Sold (in millions)	6.2	5.9	12.7	12.7
Average Cost of Coal Sold per Ton	$42.29	$36.00	$39.82	$33.76
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.48	7.98	7.52	7.67
Average Cash Cost of Coal Sold per Ton	$34.81	$28.02	$32.30	$26.09

We evaluate our average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average margin per ton sold as average realized coal revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation for the PAMC segment of average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total Coal Revenue (PAMC Segment)	$518,942	$258,482	$991,903	$542,948
Add: Settlements of Commodity Derivatives	(73,923)	—	(160,175)	—
Total Realized Coal Revenue	$445,019	$258,482	$831,728	$542,948
Operating and Other Costs	244,764	175,104	463,299	360,638
Less: Other Costs (Non-Production and non-PAMC)	(30,613)	(10,908)	(54,046)	(29,576)
Total Cash Cost of Coal Sold	214,151	164,196	409,253	331,062
Add: Depreciation, Depletion and Amortization	57,880	52,199	113,834	112,096
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(11,310)	(5,034)	(19,178)	(12,918)
Total Cost of Coal Sold	$260,721	$211,361	$503,909	$430,240
Total Tons Sold (in millions)	6.2	5.9	12.7	12.7
Average Realized Coal Revenue per Ton Sold	$72.18	$44.02	$65.73	$42.60
Average Cash Cost of Coal Sold per Ton	34.81	28.02	32.30	26.09
Depreciation, Depletion and Amortization Costs per Ton Sold	7.48	7.98	7.52	7.67
Average Cost of Coal Sold per Ton	42.29	36.00	39.82	33.76
Average Margin per Ton Sold	29.89	8.02	25.91	8.84
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.48	7.98	7.52	7.67
Average Cash Margin per Ton Sold	$37.37	$16.00	$33.43	$16.51

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, general and administrative costs, (loss) gain on debt extinguishment, depreciation, depletion and amortization of non-throughput assets, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2022	2021
Total Costs and Expenses	$395,105	$291,880
Less: Freight Expense	(50,411)	(26,010)
Less: General and Administrative Costs	(27,364)	(22,486)
Less: (Loss) Gain on Debt Extinguishment	(1,565)	106
Less: Interest Expense, net	(13,121)	(16,187)
Less: Other Costs (Non-Throughput)	(239,070)	(169,837)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(56,818)	(50,999)
CMT Operating Costs	$6,756	$6,467
Less: Depreciation, Depletion and Amortization (Throughput)	(1,062)	(1,200)
CMT Operating Cash Costs	$5,694	$5,267

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and unrealized mark-to-market gains or losses on commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$159,404	$12,354	$(45,467)	$126,291

Add: Income Tax Expense	—	—	23,223	23,223
Add: Interest Expense, net	68	1,530	11,523	13,121
Less: Interest Income	(452)	—	(987)	(1,439)
Earnings (Loss) Before Interest & Taxes (EBIT)	159,020	13,884	(11,708)	161,196

Add: Depreciation, Depletion & Amortization	49,465	1,142	7,273	57,880

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$208,485	$15,026	$(4,435)	$219,076

Adjustments:
Stock-Based Compensation	$1,066	$51	$152	$1,269
Loss on Debt Extinguishment	—	—	1,565	1,565
Unrealized Mark-to-Market Gain on Commodity Derivative Instruments	(5,571)	—	—	(5,571)
Total Pre-tax Adjustments	(4,505)	51	1,717	(2,737)

Adjusted EBITDA	$203,980	$15,077	$(2,718)	$216,339

	Three Months Ended June 30, 2021
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$6,166	$8,181	$(10,175)	$4,172

Less: Income Tax Benefit	—	—	(8,893)	(8,893)
Add: Interest Expense, net	478	1,536	14,173	16,187
Less: Interest Income	(36)	—	(775)	(811)
Earnings (Loss) Before Interest & Taxes (EBIT)	6,608	9,717	(5,670)	10,655

Add: Depreciation, Depletion & Amortization	50,169	1,200	830	52,199

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$56,777	$10,917	$(4,840)	$62,854

Adjustments:
Stock-Based Compensation	$1,053	$48	$109	$1,210
Gain on Debt Extinguishment	—	—	(106)	(106)
Pension Settlement	—	—	22	22
Unrealized Mark-to-Market Loss on Commodity Derivative Instruments	20,437	—	—	20,437
Total Pre-tax Adjustments	21,490	48	25	21,563

Adjusted EBITDA	$78,267	$10,965	$(4,815)	$84,417

We define net income after adjusting for the impact of unrealized mark-to-market gains/losses on commodity derivative instruments as net income adjusted for the impact of current period unrealized mark-to-market gains or losses related to commodity derivatives. The GAAP measure most directly comparable to net income after adjusting for the impact of unrealized mark-to-market gains/losses on commodity derivative instruments is net income.

The following table presents a reconciliation of net income after adjusting for the impact of unrealized mark-to-market gains/losses on commodity derivative instruments to net income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income	$126,291	$4,172	$121,841	$30,576
Unrealized Mark-to-Market (Gain) Loss on Commodity Derivative Instruments	(5,571)	20,437	96,331	20,437
Effect of Income Taxes	1,392	(5,107)	(24,073)	(5,107)
Net Income After Adjusting for the Impact of Unrealized Mark-to-Market Gains/Losses on Commodity Derivative Instruments	$122,112	$19,502	$194,099	$45,906

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as stock-based compensation, unrealized mark-to-market loss on commodity derivative instruments, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	June 30, 2022	June 30, 2021
Net Income	$125,375	$35,950
Plus:
Interest Expense, net	59,367	62,241
Depreciation, Depletion and Amortization	226,321	221,758
Income Taxes	24,706	6,039
Stock-Based Compensation	9,383	7,048
Loss (Gain) on Debt Extinguishment	3,819	(5,308)
Unrealized Mark-to-Market Loss on Commodity Derivative Instruments	128,098	20,437
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(36,498)	(26,107)
Other Adjustments to Net Income	(3,405)	2,118
Consolidated EBITDA per Credit Agreement	$537,166	$324,176

Consolidated First Lien Debt	$204,454	$369,367
Senior Secured Second Lien Notes	124,107	151,957
MEDCO Revenue Bonds	102,865	102,865
PEDFA Bonds	75,000	75,000
Advance Royalty Commitments	4,858	2,185
Consolidated Indebtedness per Credit Agreement	511,284	701,374
Less:
Advance Royalty Commitments	4,858	2,185
Cash on Hand	261,569	146,667
Consolidated Net Indebtedness per Credit Agreement	$244,857	$552,522

Net Leverage Ratio (Net Indebtedness/EBITDA)	0.46	1.70

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Cash Provided by Operations	$198,351	$94,609	$346,558	$172,605

Capital Expenditures	(39,418)	(43,655)	(76,061)	(57,455)
Proceeds from Sales of Assets	940	3,430	7,418	11,918
Free Cash Flow	$159,873	$54,384	$277,915	$127,068

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.